Exhibit 10.2

Columbia Gulf Transmission, LLC

700 Louisiana Street, Suite 1300

Houston, Texas 77002

February 16, 2022

Roanoke Gas Company

519 Kimball Avenue, N. E.

Roanoke, VA 24016

Attention: Paul Schneider

Email: Paul_Schneider@RoanokeGas.com

         RE:    FTS Service Agreement No. 262643 - FTS-1

                   Negotiated Rate Letter Agreement

Dear Mr. Schneider:

         This Negotiated Rate Letter Agreement (“NRL”) between Columbia Gulf Transmission, LLC (“Transporter” or “CGT”) and Roanoke Gas Company (“Shipper”) shall set forth the applicable rates and other rate provisions associated with the transportation service provided by Transporter to Shipper pursuant to the above-referenced Service Agreement. Transporter and Shipper may be referred to individually as a “Party” or collectively as the “Parties”.

Shipper and Transporter hereby agree:

1.	The “Negotiated Reservation Rates” during the Initial Term for the transportation service provided shall be those rates and terms agreed upon as set forth in the ATTACHMENT B-1 attached hereto.

2.

In addition to payment of the reservation rate as set forth in Paragraph 1, Shipper must pay reservation surcharges, commodity charges, commodity surcharges, overrun charges and retainage charges set forth in Transporter's FERC Gas Tariff as they may change from time to time.

3.

Required Approvals. This NRL, together with the Agreement, will be filed with the FERC and shall be subject to FERC's acceptance on terms acceptable to Transporter in its sole discretion. If any terms of this NRL are disallowed by any order, rulemaking, regulation or policy of the FERC, Transporter may terminate this NRL with no further notice to Shipper. If any terms of the Agreement are in any way modified by order, rulemaking, regulation or policy of the FERC, Transporter and Shipper may mutually agree to modify this NRL with the goal of ensuring that the original commercial intent of the parties is preserved. If the parties cannot mutually agree to modifications hereto, Transporter reserves the right to terminate this NRL with no further notice to Shipper. Transporter will have no liability for any costs incurred by Shipper or related to the service rendered or contemplated to be rendered hereunder.

Accepted and agreed to this 7th day of March, 2022.

Roanoke Gas Company

By:    /s/ Paul W. Nester

Title: President and CEO

Date: 7 March 2022

Columbia Gulf Transmission, LLC

By:    /s/ John Richardson

Title: Director, Commercial East

Date: March 8, 2022

ATTACHMENT B-1

NEGOTIATED RESERVATION RATES

Primary Receipt Point(s)*	Primary Delivery Point(s)*	Transportation Demand (Dth/day)	Term	Fixed Monthly Demand Rate	Rate Schedule
2700010 (CGT-RAYNE)	801 (Gulf Leach)	17,349 Dth/day	4/01/2022 - 3/31/2027	$5.049/Dth	FTS-1

* Service from any other secondary receipt points to any other secondary delivery points will be charged the maximum reservation rate set forth in Transporter’s FERC Gas Tariff as amended from time to time.